Press Release

Cowen Announces Record First Quarter 2018 Financial Results

New York, NY - April 26, 2018 - Cowen Inc. (NASDAQ: COWN) (“Cowen” or “the Company”) today announced its operating results for the first quarter ended March 31, 2018.
Financial Highlights
GAAP

•	Revenue rose 119% year over year to a record $251.4 million compared to $115.0 million in the prior year period.

•	Net income attributable to common stockholders was $15.2 million or $0.50 per diluted common share compared to $1.3 million or $0.05 per diluted common share in the prior year period.

•
The Company adopted ASC Topic 606 Revenue from Contracts with Customers, ("ASC Topic 606") as amended.  The Company applied this new revenue recognition guidance using the modified retrospective method effective January 1, 2018 and therefore there is no impact on previously issued results.  The effect on the current quarter results is outlined within this press release.

Economic Income (Non-GAAP)

•	The Company achieved a new revenue quarterly high. Revenue increased 88% year over year to $241.5 million compared to $128.6 million in the prior year period.

•	The Company also generated record Economic Income of $24.1 million or $0.79 per diluted share compared to Economic Income of $5.5 million or $0.19 per diluted share in the prior year period.
Operating Highlights

•
On a GAAP and economic income basis, investment banking revenue increased 168% and 157% year over year to $98.0 million and $93.9 million, respectively. The quarter was led by very strong performance in equity financings as well as a growing contribution from advisory and non-healthcare sectors.

•
Brokerage revenue rose 109% and 118% year over year to $105.7 million and $114.1 million on a GAAP and economic income basis, respectively. The increase was primarily attributable to the acquisition of Convergex in June 2017.

•	As of April 1, 2018, assets under management were $10.8 billion, a $0.2 billion decrease from January 1, 2018.

•
On a GAAP basis, the compensation to revenue ratio was 47% compared to 50% in the prior year period. On an economic income basis, the compensation to revenue ratio declined to 56% from 58% due to a shift in business mix as a result of the Convergex acquisition.

•
Book value per share was $22.27 as of March 31, 2018, compared to $21.82 as of December 31, 2017. Tangible book value per share was $19.25 as of March 31, 2018 compared to $18.77 as of December 31, 2017.

Summary Financial Highlights

(Dollar amounts in millions, except per share information)	Three Months Ended
	March 31,			Dec. 31,
	2018	2017	%	2017	%

GAAP:
Revenue	$251.4	$115.0	119%	$204.5	23%
Net income (loss) attributable to Cowen common stockholders	$15.2	$1.3	NM	$(77.8)	NM
Earnings (loss) per share (diluted)	$0.50	$0.05	NM	$(2.51)	NM

Economic Income (non-GAAP):
Economic income revenue	$241.5	$128.6	88%	$183.0	32%
Economic income (loss) attributable to Cowen	$24.1	$5.5	341%	$(9.4)	NM
Economic income per share (diluted)	$0.79	$0.19	311%	$(0.30)	NM

Note: Amounts may not add due to rounding. NM indicates not meaningful. A reconciliation of economic income (loss) to net income appears under the section, "Summary Economic Income (Loss) to GAAP Reconciliation."

Jeffrey M. Solomon, Chief Executive Officer of Cowen, said, "We started off the year with our strongest quarterly performance since the formation of Cowen Inc. in 2009. Results were driven largely by growth in our investment banking and brokerage businesses. These results reflect the decisions we made to scale businesses, drive margin and diversify revenue streams. We also continued to make progress on integration and expense control post the Convergex acquisition. During the quarter, we also made good initial progress on newer capital allocation initiatives that we expect to improve long term shareholder value."

GAAP Financial Review

Summary GAAP Financial Information

(Dollar amounts in millions, except per share information)	Three Months Ended
	March 31,			Dec. 31,
	2018	2017	%	2017	%

Revenue	$251.4	$115.0	119%	$204.5	23%
Net income (loss) attributable to Cowen	$16.9	$3.0	NM	$(76.0)	NM
Preferred stock dividends	$1.7	$1.7	—%	$1.7	—%
Net income (loss) attributable to Cowen common stockholders	$15.2	$1.3	NM	$(77.8)	NM

Earnings (loss) per share (diluted)	$0.50	$0.05	NM	$(2.51)	NM

Note: Amounts may not add due to rounding. NM indicates not meaningful.

Revenue was $251.4 million compared to $115.0 million in the first quarter of 2017. The increase was primarily due to the acquisition of Convergex in June 2017 and strong performance in investment banking as well as an increase in interest and dividends attributable to securities financing activities and debt issued during 2014 and 2017.

Employee compensation and benefits expense increased $58.5 million from the prior year period to $135.1 million. The increase was primarily due to $136.4 million higher revenue, which resulted in a higher compensation and benefits accrual, and increased headcount from the Convergex acquisition.

Interest and dividend expense was $24.5 million compared to $9.9 million in the prior year period. This was primarily attributable to securities finance activities related to the June 2017 acquisition of Convergex.

Reinsurance-related expense of $8.7 million increased $2.6 million from the year ago period. This increase was was due to additional reinsurance policies the Company entered into in late 2017.

Operating, general, administrative and other expenses increased $36.6 million year over year to $76.2 million. The increase is primarily related to higher floor brokerage and trade execution costs, due to higher brokerage revenue, as well as increased marketing and business development expenses, legal and other professional fees and occupancy costs, which are mostly related to the acquisition of Convergex in June 2017.

Depreciation and amortization expense of $3.2 million increased $0.2 million from the prior year period. The increase was primarily related to an increase in amortization of intangible assets related to the acquisition of Convergex in June 2017.

Other income was $33.8 million compared to $39.4 million in the prior year period. The decrease primarily related to a decrease in performance of the Company's own invested capital.

Income tax expense was $6.9 million compared to an income tax expense of $1.9 million in the prior year quarter. This change is primarily attributable to higher taxes due to the Company’s operating results, partially offset by the impact of the new reduced statutory Federal tax rate enacted as part of the Tax Cuts and Jobs Act of 2017.

Income (loss) attributable to redeemable non-controlling interests increased by $2.1 million to $11.2 million from the prior year period. The increase was primarily the result of an increase in income earned by the event driven and private healthcare consolidated funds in the current year period.

Revenue Recognition

ASC Topic 606 resulted in a cumulative adjustment to retained earnings, as of January 1, 2018, of $0.6 million related to uncrystallized incentive fees. During the first quarter of 2018 we deferred $0.4 million of uncrystallized incentive fees and certain incentive fees allocated to the Company are now presented under an equity ownership model as net gains (losses) on securities.  ASC Topic 606 also changed the presentation of underwriting expenses to a gross basis which are now included within our total expenses.  ASC Topic 606 was not applied to economic income (loss) reporting.

Capital

Select Balance Sheet Data

(Amounts in millions, except per share information)	March 31,	Dec. 31,	March 31,
	2018	2017	2017

Cowen Inc. stockholders' equity	$758.8	$748.0	$778.3
Common equity (CE)	$657.5	$646.7	$676.9
Tangible common equity (TCE)	$568.2	$556.1	$591.8

Book value per share (CE/CSO)	$22.27	$21.82	$24.79
Tangible book value per share (TCE/CSO)	$19.25	$18.77	$21.67

Common shares outstanding (CSO)	29.5	29.6	27.3

Reconciliation of GAAP Cowen Inc. stockholders' equity to tangible common equity:

Cowen Inc. stockholders' equity	$758.8	$748.0	$778.3
Less:
Preferred stock	101.3	101.3	101.3
Common equity (CE)	$657.5	$646.7	$676.9

Less:
Goodwill & intangibles	89.2	90.6	85.1
Tangible common equity (TCE)	$568.2	$556.1	$591.8

Note: Amounts may not add due to rounding.

Share Repurchase Program

In the first quarter 2018, the Company repurchased $7.6 million of its common stock, or 539,800 shares, under the Company's existing share repurchase program. Approximately $17.4 million remains available for repurchase under the existing program.

Outside the share repurchase program, in the first quarter 2018, the Company acquired approximately $4.9 million of shares as a result of net share settlement relating to the vesting of equity awards, or approximately 343,795 shares.

Economic Income (Loss)

Throughout the remainder of this press release the Company presents Economic Income financial measures that are not prepared in accordance with Generally Accepted Accounting Principles (“GAAP”). In general, Economic Income (Loss) is a pre-tax measure that (i) eliminates the impact of consolidation for consolidated funds and excludes (ii) goodwill and intangible impairment (iii) certain other transaction-related adjustments and/or reorganization expenses (iv) certain costs associated with debt and (v) preferred stock dividends. In addition, Economic Income (Loss) revenues include investment income that represents the income the Company has earned in investing its own capital, including realized and unrealized gains and losses, interest and dividends, net of associated investment related expenses. For US GAAP purposes, these items are included in each of their respective line items. Economic Income (Loss) revenues also include management fees, incentive income and investment income earned through the Company's investment as a general partner in certain real estate entities and the Company's investment in the activist business and certain funds. For US GAAP purposes, all of these items, are recorded in other income (loss). Economic Income (Loss) recognizes incentive fees during periods when the fees are not yet crystallized for US GAAP reporting. In addition, Economic Income (Loss) expenses are reduced by reimbursement from affiliates, which for US GAAP purposes is presented gross as part of revenue.

For a more complete description of Economic Income (Loss) and a reconciliation of GAAP net income (loss) to Economic Income (Loss) for the periods presented and additional information regarding the reconciling adjustments, please see the “Non-GAAP Financial Measures” section of this press release.

Economic Income (Non-GAAP) Financial Review

Summary Economic Income (Loss) Financial Information

(Dollar amounts in millions, except per share information)	Three Months Ended
	March 31,			Dec. 31,
	2018	2017	%	2017	%

Revenue	$241.5	$128.6	88%	$183.0	32%
Economic Income (Loss)	$24.1	$5.5	341%	$(9.4)	NM

Economic Income (Loss) per share (diluted)	$0.79	$0.19	311%	$(0.30)	NM

Note: Amounts may not add due to rounding. NM indicates not meaningful.

Summary Economic Income (Loss) to GAAP Reconciliation

	Three Months Ended
	March 31,		Dec. 31,
(Per share information)	2018	2017	2017

Economic Income (Loss) per share (diluted)	$0.81	$0.20	$(0.30)
Adjustments:
Preferred dividends	(0.06)	(0.06)	(0.05)
Taxes	(0.23)	(0.07)	(1.32)
Certain costs associated with debt	0.01	—	(0.48)
Bargain purchase gain	(0.01)	—	(0.03)
Transaction-related and other costs	(0.01)	(0.02)	(0.33)
GAAP earnings (loss) per share (diluted)	$0.50	$0.05	$(2.51)

Note: Amounts may not add due to rounding.

Total Economic Income revenue was $241.5 million compared to $128.6 million in the first quarter of 2017.  The increase in Economic Income revenue was primarily attributable to an increase in investment banking and brokerage activity.

Economic Income Revenue

	Three Months Ended
	March 31,			Dec. 31,
(Dollar amounts in millions)	2018	2017	%	2017	%

Investment banking	$93.9	$36.6	157%	$65.5	43%
Brokerage	114.1	52.3	118%	103.5	10%
Management fees	13.1	13.9	(6)%	13.3	(1)%
Incentive income	5.2	3.1	70%	7.4	(30)%
Investment income (loss)	14.3	21.6	(34)%	(6.6)	NM
Other revenues	0.9	1.1	(20)%	(0.1)	NM
Total Revenue	$241.5	$128.6	88%	$183.0	32%

Note: Amounts may not add due to rounding. NM indicates not meaningful.

Non-interest expense was $209.3 million compared to $117.2 million in the prior year period. Items included in non-interest expenses are discussed below.

•
Compensation and benefits expense was $134.1 million compared to $75.0 million in the first quarter 2017. The increase was due to higher revenue during the 2018 period as compared to 2017, which resulted in a higher compensation and benefits accrual, and increased headcount from the Convergex acquisition. The compensation to revenue ratio was 56% compared to 58% for the prior year period. The lower compensation to Economic Income revenue ratio is due to a shift in the Company's overall business mix as a result of the acquisition of Convergex in June 2017.

•	Fixed non-compensation expenses increased 46% year over year to $34.7 million from $23.8 million. The increase was attributable to the acquisition of Convergex in June 2017.

•	Depreciation and amortization expense was $3.0 million compared to $2.6 million in the prior year period.

•
Variable non-compensation expenses were $38.0 million compared to $16.4 million in the first quarter 2017. The increase was primarily related to higher floor brokerage and trade execution costs related to the acquisition of Convergex in June 2017 which included a mix of higher variable cost businesses (as a percentage of revenue).

Interest expense increased $1.6 million to $6.0 million compared to the year ago period as a result of our refinancing activities in December 2017. Interest expense primarily relates to debt issued in 2014 and 2017.

Investment Management Segment

Assets Under Management

As of April 1, 2018, the Company had assets under management of $10.8 billion, a $0.2 billion decrease from January 1, 2018.

Management fees were $12.4 million compared to $13.1 million in the prior year period. The decrease was primarily related to a decrease in management fees from the healthcare royalty business.

Incentive income was $5.2 million compared to $3.1 million in the prior year period. This increase was primarily related to an increase in performance fees from the event driven and private healthcare businesses as well as one of our funds.

Investment income for the segment was $11.9 million, compared to $15.1 million in the first quarter 2017. The decrease was primarily related to a decrease in performance of the Company's own invested capital.

Investment Bank Segment

Brokerage revenue increased $61.8 million to $114.1 million in the first quarter 2018 compared to $52.3 million in the first quarter 2017. This was primarily attributable to the acquisition of Convergex in June 2017.

Investment banking revenue was $93.9 million, a 157% increase over the prior year period.  The increase was primarily due to higher equity underwriting and advisory activity.

Investment Banking Revenue Summary

	Three Months Ended
	March 31,
(Dollar amounts in millions)	2018	2017
Equity Underwriting	$79.3	$32.1
Debt Underwriting	0.3	(0.1)
Advisory	14.4	4.5
Total	$93.9	$36.6

Investment Banking Transaction Count

	Three Months Ended
	March 31,
	2018	2017
Equity Underwriting	36	23
Of which bookrun:	28	14
Debt Underwriting	1	—
Advisory	5	2
Total	42	25

Investment income for the segment was $2.4 million versus $6.5 million in the first quarter 2017.

Earnings Conference Call with Management

The Company will host a conference call to discuss its 2018 first quarter results on Thursday, April 26, 2018, at 9:00 am ET.  The call can be accessed by dialing 1-(855) 760-0961 domestic or 1-(631) 485-4850 international.  The passcode for the call is 2092367.  A replay of the call will be available beginning at 12:00 pm ET April 26, 2018 through 12:00 pm ET May 3, 2018.  To listen to the replay of this call, please dial 1-(855) 859-2056 domestic or 1-(404) 537-3406 international and enter passcode 2092367. The call can also be accessed through live audio webcast or by delayed replay on the Company’s website at www.cowen.com.

About Cowen Inc.

Cowen Inc. is a diversified financial services firm and, together with its consolidated subsidiaries, provides investment management, investment banking, research, sales and trading, prime brokerage, global clearing and commission management through its two business segments: Cowen Investment Management and its affiliates make up the Company’s investment management segment, while Cowen and Company, a member of FINRA and SIPC, and its affiliates make up the Company’s investment bank segment. Cowen Investment Management provides investment management solutions to a global client base and manages a significant portion of Cowen’s proprietary capital. Cowen and its affiliates offer industry focused investment banking for growth-oriented companies, domain knowledge-driven research, a sales and trading platform for institutional investors, global clearing and commission management services and also a comprehensive suite of prime brokerage services. Founded in 1918, the firm is headquartered in New York and has offices worldwide.  To download Cowen’s investor relations app, which offers access to SEC filings, news releases, webcasts and presentations, please visit the App Store for iPhone and iPad or Google Play for Android mobile devices.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements.  Forward-looking statements provide the Company’s current expectations or forecasts of future events.  Forward-looking statements include statements about the Company’s expectations, beliefs, plans, objectives, intentions, assumptions and other statements that are not historical facts.  Forward-looking statements are subject to known and unknown risks and uncertainties and are based on potentially inaccurate assumptions that could cause actual results to differ materially from those expected or implied by the forward-looking statements.  The Company’s actual results could differ materially from those anticipated in forward-looking statements for many reasons, including the factors described in the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, as filed with the Securities and Exchange Commission.  The Annual Report on Form 10-K and Quarterly Reports on Form 10-Q are available at our website at www.cowen.com and at the Securities and Exchange Commission website at www.sec.gov.  Unless required by law, the Company undertakes no obligation to publicly update or revise any forward-looking statement to reflect circumstances or events after the date of this press release.

Investor Relations Contacts

Cowen Inc.
Stephen Lasota, Chief Financial Officer, (212) 845-7919
Nancy Wu, (646) 562-1259

Liolios Group, Inc.
Matt Glover, Cody Slach, Najim Mostamand, CFA
949-574-3860
COWN@liolios.com

Source: Cowen Inc.

Cowen Inc.
GAAP Preliminary Unaudited Condensed Consolidated Statements of Operations
(Dollar amounts in thousands, except per share data)

	Three Months Ended
	March 31,
	2018	2017
Revenue
Investment banking	$97,988	$36,553
Brokerage	105,733	50,534
Management fees	7,417	8,708
Incentive income	16	546
Interest and dividends	25,954	5,089
Reimbursement from affiliates	377	1,652
Aircraft lease revenue	715	1,059
Reinsurance premiums	8,647	7,089
Other	1,336	1,400
Consolidated Funds revenues	3,201	2,341
Total revenue	251,384	114,971
Expenses
Employee compensation and benefits	135,140	76,673
Interest and dividends	24,540	9,930
Reinsurance claims, commissions and amortization of deferred acquisition costs	8,731	6,178
Operating, general, administrative and other expenses	76,219	39,601
Depreciation and amortization expense	3,225	3,028
Consolidated Funds expenses	2,431	4,963
Total expenses	250,286	140,373
Other income (loss)
Net (losses) gains on securities, derivatives and other investments	15,969	26,056
Consolidated Funds net (losses) gains	17,865	13,346
Total other income (loss)	33,834	39,402

Income (loss) before income taxes	34,932	14,000
Income tax expense/(benefit)	6,923	1,911
Net income (loss)	28,009	12,089
Net income (loss) attributable to redeemable non-controlling interests in consolidated subsidiaries and funds	11,156	9,105
Net income (loss) attributable to Cowen Inc.	16,853	2,984
Preferred stock dividends	1,698	1,698
Net income (loss) attributable to Cowen Inc. common stockholders	$15,155	$1,286

Earnings (loss) per share:
Basic	$0.51	$0.05
Diluted	$0.50	$0.05

Weighted average shares used in per share data:
Basic	29,625	27,601
Diluted	30,492	28,401

 Appendix: Non-GAAP Financial Measures

In addition to the results presented above in accordance with generally accepted accounting principles, or GAAP, the Company presents financial measures that are non-GAAP measures, such as Economic Income (Loss) and Economic Income (Loss) excluding certain non-cash items.  The Company believes that these non-GAAP measures, viewed in addition to, and not in lieu of, the Company’s reported GAAP results, provide useful information to investors regarding its performance and overall results of operations.  These metrics are an integral part of the Company’s internal reporting to measure the performance of its businesses and the overall effectiveness of senior management.  Reconciliations to comparable GAAP measures are available in the accompanying schedules.  The non-GAAP measures presented herein may not be comparable to similarly titled measures presented by other public companies, and are not identical to corresponding measures used in our various agreements or public filings.

Economic Income (Loss)

Economic Income (Loss) may not be comparable to similarly titled measures used by other public companies. Cowen uses Economic Income (Loss) as a measure of its operating performance, not as a measure of liquidity. Economic Income (Loss) should not be considered in isolation or as a substitute for operating income, net income, operating cash flows, investing and financing activities, or other income or cash flow statement data prepared in accordance with GAAP. As a result of the adjustments made to arrive at Economic Income (Loss) described below, Economic Income (Loss) has limitations in that it does not take into account certain items included or excluded under GAAP, including its consolidated funds. Economic Income (Loss) is considered by management as a supplemental measure to the GAAP results to provide a more complete understanding of its performance as management measures it.

In general, Economic Income (Loss) is a pre-tax measure that (i) eliminates the impact of consolidation for consolidated funds and excludes (ii) goodwill and intangible impairment (iii) certain other transaction-related adjustments and/or reorganization expenses (iv) certain costs associated with debt and (v) preferred stock dividends. In addition, Economic Income (Loss) revenues include investment income that represents the income the Company has earned in investing its own capital, including realized and unrealized gains and losses, interest and dividends, net of associated investment related expenses. For US GAAP purposes, these items are included in each of their respective line items. Economic Income (Loss) revenues also include management fees, incentive income and investment income earned through the Company's investment as a general partner in certain real estate entities and the Company's investment in the activist business and certain funds. For US GAAP purposes, all of these items, are recorded in other income (loss). Economic Income (Loss) recognizes incentive fees during periods when the fees are not yet crystallized for US GAAP reporting. In addition, Economic Income (Loss) expenses are reduced by reimbursement from affiliates, which for US GAAP purposes is presented gross as part of revenue.

Cowen Inc.
Unaudited Reconciliation of GAAP and Economic Revenue for the Three Months Ended March 31, 2018
(Dollar amounts in thousands)

		Adjustments
		Other		Funds	Economic
	GAAP	Adjustments (1)		Consolidation (2)	Income
Revenue
Investment banking	$97,988	$(4,064)	(g)	$—	$93,924
Brokerage	105,733	8,338	(f)	—	114,071
Management fees	7,417	4,506	(a)	1,203	13,126
Incentive income	16	5,172	(a)(g)	9	5,197
Investment income	—	14,301	(b)(d)	—	14,301
Interest and dividends	25,954	(25,954)	(b)	—	—
Reimbursement from affiliates	377	(445)	(c)	68	—
Aircraft lease revenue	715	(715)	(d)	—	—
Reinsurance premiums	8,647	(8,647)	(e)	—	—
Other revenues	1,336	(449)	(e)	—	888
Consolidated Funds	3,201	—		(3,185)	—
Total revenue	$251,384	$(7,957)		$(1,905)	$241,507

Note: The following is a summary of the adjustments made to US GAAP revenue to Economic Income revenue:

(1) Other adjustments include reclassifications between other income (loss), redeemable non-controlling interests and interest and non-interest expenses based on the nature of the respective line item
(2) Fund consolidation includes the impact of consolidation. The related elimination entries of the Consolidated Funds are not included in Economic Income. Adjustments include elimination of incentive income and management fees earned from the Consolidated Funds.

Other Adjustments:
(a) Economic Income (Loss) recognizes revenues (i) net of distribution fees paid to agents and (ii) our proportionate share of management and incentive fees of certain real estate operating entities, the healthcare royalty business and the activist business.

(b) Economic Income (Loss) recognizes Company income from proprietary trading (including interest and dividends).
(c) Reimbursement from affiliates is shown as a reduction of Economic Income expenses, but is included as a part of revenues under US GAAP.
(d) Aircraft lease revenue is shown net of expenses in investment income for Economic Income (Loss).
(e) Economic Income (Loss) recognizes underwriting income from the Company's insurance related activities, net of expenses, within other revenue.
(f) Economic Income (Loss) brokerage revenues included net securities borrowed and securities loaned activities.
(g) Economic Income (Loss) presents underwriting expenses net of investment banking revenues and records income from uncrystallized incentive fees.

Cowen Inc.
Unaudited Reconciliation of GAAP and Economic Revenue for the Three Months Ended March 31, 2017
(Dollar amounts in thousands)

		Adjustments
		Other		Funds	Economic
	GAAP	Adjustments (1)		Consolidation (2)	Income
Revenue
Investment banking	$36,553	$—		$—	$36,553
Brokerage	50,534	1,779	(f)	—	52,313
Management fees	8,708	4,711	(a)	527	13,946
Incentive income	546	2,025	(a)	489	3,060
Investment income	—	21,626	(b)(d)	—	21,626
Interest and dividends	5,089	(5,089)	(b)		—
Reimbursement from affiliates	1,652	(1,730)	(c)	78	—
Aircraft lease revenue	1,059	(1,059)	(d)	—	—
Reinsurance premiums	7,089	(7,089)	(e)	—	—
Other revenues	1,400	(296)	(e)	—	1,104
Consolidated Funds	2,341			(2,341)	—
Total revenue	$114,971	$14,878		$(1,247)	$128,602

Note: The following is a summary of the adjustments made to US GAAP revenue to Economic Income revenue:

(1) Other adjustments include reclassifications between other income (loss), redeemable non-controlling interests and interest and non-interest expenses based on the nature of the respective line item
(2) Fund consolidation includes the impact of consolidation. The related elimination entries of the Consolidated Funds are not included in Economic Income. Adjustments include elimination of incentive income and management fees earned from the Consolidated Funds.

Other Adjustments:
(a) Economic Income (Loss) recognizes revenues (i) net of distribution fees paid to agents and (ii) our proportionate share of management and incentive fees of certain real estate operating entities, the healthcare royalty business and the activist business.

(b) Economic Income (Loss) recognizes Company income from proprietary trading (including interest and dividends).
(c) Reimbursement from affiliates is shown as a reduction of Economic Income expenses, but is included as a part of revenues under US GAAP.
(d) Aircraft lease revenue is shown net of expenses in investment income for Economic Income (Loss).
(e) Economic Income (Loss) recognizes underwriting income from the Company's insurance related activities, net of expenses, within other revenue.
(f) Economic Income (Loss) brokerage revenues included net securities borrowed and securities loaned activities.